Exhibit 99.1

CSW Industrials Reports Fiscal Second Quarter 2017 Results

Announces $35 million Share Repurchase Program

Highlights

•	Second quarter 2017 net revenue of $80.1 million, compared to $83.7 million in the prior year period.
•	Second quarter 2017 GAAP operating income of $7.0 million; Non-GAAP operating income of $11.5 million.
•	Second quarter 2017 GAAP net earnings of $3.8 million, or $0.24 per diluted share; Non-GAAP net earnings of $7.5 million, or $0.48 per diluted share.
•	Board authorized $35 million share repurchase program.

DALLAS, Nov. 11, 2016 (GLOBE NEWSWIRE) — CSW Industrials, Inc. (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today reported results for the second fiscal quarter ended September 30, 2016.

Sales for the second quarter of 2017 were $80.1 million, compared to the prior year period of $83.7 million. Lower sales in the quarter were primarily attributable to decreased volume in the Coatings, Sealants and Adhesives (CS&A) and Specialty Chemicals business segments, specifically within the rail, energy and mining end markets. This was partially offset by higher volumes in HVAC and architecturally specified building products end markets, as well as incremental revenue from acquisitions completed in the past 12 months.

Net income in the fiscal second quarter of 2017 was $3.8 million, or $0.24 per diluted share, compared to $13.0 million in the prior year. Adjusted to exclude one-time expenses and applying a normalized tax rate, adjusted net income in the second quarter of 2017 was $7.5 million, or $0.48 per diluted share, compared to $8.6 million, or $0.55 per diluted share in the prior year.

Joseph B. Armes, CSW Industrials’ Chief Executive Officer, commented, “Our diversified end market exposure produced mixed operating performance as divergent themes continued to play out within these end markets. We delivered impressive growth for HVAC and architecturally specified building products in our commercial and residential construction end markets, which was most visible in our Industrial Products segment, driving approximately 16% revenue growth year-over-year.”

“Trends in our commodity driven end markets including energy, mining and rail remained under pressure during the quarter. We made substantial progress toward reducing costs within our Specialty Chemicals and CS&A segments through restructuring and optimizing our manufacturing footprint. We are on track to generate the previously announced $5.5 million and $2.5 million savings in our Specialty Chemicals and CS&A Segments for the full run rate in fiscal 2018, respectively. I am particularly encouraged by the $1.4 million of savings in the first half of the fiscal year that we have already seen in the Specialty Chemical Segment from this initiative.” Armes added, “As we move to the second half of fiscal 2017, we expect to benefit from an incremental $1.5 to $2.0 million in cost savings through our Specialty Chemicals initiative as we fully implement efficiency strategies. While market challenges remain, we believe we are taking the appropriate steps regarding both top-line growth opportunities and reducing cost structure to position the Company for profitable long-term growth.”

Second Quarter Results of Operations

Industrial Products segment revenue increased 15.7% during the quarter to $41.9 million, compared to the prior year level of $36.2 million. The increase in revenue was the result of higher sales volumes and favorable product mix. Industrial Products segment operating income was $9.9 million, compared to the prior year level of $11.7 million, as the prior year benefited from a one-time pension curtailment gain of $3.2 million that did not recur.

Coatings, Sealants and Adhesives (CS&A) segment revenue decreased to $23.0 million, compared to the prior year level of $28.0 million. Lower sales were mainly attributable to decreased sales volumes in the rail end market, partially offset by increased revenues attributable to acquisitions. Segment operating income (loss) in the second quarter of 2017 was $(1.6) million, compared to a profit of $4.9 million in the prior year. The lower profits were due to one-time restructuring costs incurred to rationalize our manufacturing footprint, asset impairment and negative product mix in the current year coupled with a one-time pension curtailment gain of $1.4 million in the prior year that did not recur.

Specialty Chemicals segment revenue decreased to $15.2 million, compared to the prior year of $19.8 million. Lower sales were attributable to the weakness in the energy, mining and rail end markets, partially offset by increased sales from acquisitions. Segment level operating income in the second quarter of 2017 was $1.2 million, compared to the prior year level of $5.0 million, as a result of lower volume in the current year and a one-time pension curtailment gain of $3.4 million in the prior year that did not recur.

Consolidated gross profit in the second quarter of fiscal 2017 was $35.7 million, a 12.7% decrease compared to the prior year of $40.8 million. Gross margin as a percentage of sales decreased to 44.5%, compared to 48.8% in the prior year period reflecting lost sales leverage in the current year and the recognition of a pension plan curtailment benefit of $2.7 million in the prior year that did not recur. This was partially offset by changes in product mix to higher margin products, and benefits from strategic initiatives to rationalize the Company’s global footprint and achieve cost savings through its procurement program.

Consolidated operating expenses increased to $28.7 million, or 35.8% of sales, compared to the prior year level of $20.1 million, or 24.0% of sales. Increased operating expenses were attributable to the non-recurring restructuring costs and asset impairment in the current year, along with the recognition of a $5.3 million pension plan curtailment benefit in the prior year that did not recur.

Consolidated operating income was $7.0 million, or 8.7% of sales, compared with $20.8 million, or 24.8% of sales, in the prior year. The lower operating income was primarily attributable to the non-recurring restructuring costs and asset impairment in the current year, along with the recognition of an $8.0 million pension plan curtailment benefit in the prior year that did not recur. Adjusted operating income was $11.5 million, or 14.4% of sales, compared with $14.1 million, or 16.8% of sales in the prior-year. Second quarter adjusted operating margin reflects relatively stable segment level operating margin, the inclusion of independent public company costs and investments made to integrate the business units compared to the prior year.

Consolidated net income for the second quarter was $3.8 million, or $0.24 per diluted share, compared with net income of $13.0 million in the prior year period. Adjusted for one-time items and using a normalized tax rate, net income was $7.5 million, or $0.48 per diluted share, compared to net income of $8.6 million in the prior year.

Share Repurchase Program Authorized

The Company announced today that its board of directors has authorized a program to repurchase up to $35 million of its common stock over the next two years. These shares may be repurchased from time to time in the open market or in privately negotiated transactions.

Repurchases will be made from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. The board of directors has established a two year time limit for the completion of the repurchase program; however, the program may be limited or terminated at any time without notice.

Mr. Armes commented, “With the announcement of the share repurchase program today, we are reiterating our commitment to delivering long-term value to our shareholders. This action by the board of directors reflects our continued commitment to a disciplined capital allocation strategy supported by our confidence in the Company’s ability to deliver strong cash flows. This repurchase program provides another mechanism to deliver returns for our shareholders while maintaining the strength and flexibility of our balance sheet to execute on our capital allocation strategy.”

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at ir.cswindustrials.com. To access the call, participants may dial toll-free at 1-877-407-0784 or 1-201-689-8560 (international) and request to join the CSW Industrials earnings call.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter confirmation code 13648713. The telephonic replay will be available beginning at 1:00 p.m. ET on Friday, November 11, 2016, and will last through 11:59 p.m. ET on Friday, November 25, 2016. The call will also be available for replay via the webcast link on CSW Industrial’s Investor Relations website.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, which are non-GAAP financial measures of performance. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these Non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include: HVAC, industrial, rail, plumbing, architecturally-specified building products, energy, mining and general industrial markets.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Revenues, net	$80,131	$83,744	$164,238	$172,654
Cost of revenues	(44,468)	(42,901)	(90,372)	(91,367)

Gross profit	35,663	40,843	73,866	81,287
Selling, general and administrative expenses	(25,894)	(20,065)	(55,605)	(46,221)
Impairment expenses	(2,800)	—	(3,883)	—

Operating income	6,969	20,778	14,378	35,066
Interest expense, net	(742)	(832)	(1,490)	(1,499)
Other income (expense), net	753	(113)	1,291	(178)

Income before income taxes	6,980	19,833	14,179	33,389
Provision for income taxes	(3,138)	(6,871)	(6,242)	(11,777)

Net income	$3,842	$12,962	$7,937	$21,612

Net earnings per common share:
Basic	$0.24	$0.83	$0.51	$1.39
Diluted	0.24	0.83	0.50	1.38

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2016	March 31, 2016
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$24,624	$25,987
Bank time deposits	10,373	13,278
Accounts receivable, net of allowance of $1,168 and $1,208, respectively	58,295	52,637
Inventories, net	49,414	51,634
Prepaid expenses and other current assets	12,498	11,985

Total current assets	155,204	155,521
Property, plant and equipment, net of accumulated depreciation of $61,179 and $59,035, respectively	63,524	64,357
Goodwill	67,375	67,757
Intangible assets, net	82,386	88,727
Other assets	15,888	15,898

Total assets	$384,377	$392,260

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,203	$9,912
Accrued and other current liabilities	20,258	21,090
Current portion of long-term debt	561	561

Total current liabilities	31,022	31,563
Long-term debt	71,841	89,121
Retirement benefits payable	1,505	1,746
Other long-term liabilities	13,634	11,820

Total liabilities	118,002	134,250
Equity:
Common shares, $0.01 par value	156	156
Shares authorized – 50,000
Shares issued – 15,712 and 15,659, respectively
Preferred shares, $0.01 par value	—	—
Shares authorized – 10,000
Shares issued – 0
Additional paid-in capital	34,585	31,597
Treasury shares, at cost	(569)	—
Retained earnings	241,892	233,955
Accumulated other comprehensive loss	(9,689)	(7,698)

Total equity	266,375	258,010

Total liabilities and equity	$384,377	$392,260

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended September 30,
	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$7,937	$21,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,208	3,256
Amortization of intangible and other assets	3,818	3,293
Provision for inventory reserves	1,083	—
Share-based and other executive compensation	2,988	—
Net loss (gain) on sales of property, plant and equipment	(320)	(203)
Pension plan curtailment benefit	—	(8,020)
Net pension (benefit) expense	(542)	—
Impairment of assets	3,883	—
Net deferred taxes	(1,001)	8,027
Changes in operating assets and liabilities:
Accounts receivable, net	(5,488)	(1,178)
Inventories	1,056	477
Prepaid expenses and other current assets	(718)	(6,334)
Other assets	36	258
Accounts payable and other current liabilities	(887)	393
Retirement benefits payable and other liabilities	2,918	14

Net cash provided by operating activities	18,971	21,595

Cash flows from investing activities:
Capital expenditures	(5,075)	(3,192)
Proceeds from sale of assets	389	71
Net change in bank time deposits	2,681	4,440
Cash paid for acquisitions	—	(68,849)

Net cash used in investing activities	(2,005)	(67,530)

Cash flows from financing activities:
Borrowings on lines of credit	—	70,000
Repayments of lines of credit	(17,281)	(2,531)
Purchase of treasury shares	(569)	—
Cash contribution from Capital Southwest	—	13,000
Dividends paid to Capital Southwest	—	(300)

Net cash provided by (used in) financing activities	(17,850)	80,169

Effect of exchange rate changes on cash and equivalents	(479)	(737)

Net change in cash and cash equivalents	(1,363)	33,497
Cash and cash equivalents, beginning of period	25,987	20,448

Cash and cash equivalents, end of period	$24,624	$53,945

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Income to Adjusted Operating Income

	(unaudited)
(in thousands)	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2016	2015	2016	2015
GAAP Operating Income	$6,969	$20,778	$14,378	$35,066

Adjusting items:
Pension gain	—	(8,020)	—	(8,020)
Restructuring & severance	673	—	1,142	—
Asset Impairment	2,800	—	3,882	—
Estimated reserve for excess inventory	719		719
Strathmore transaction costs	—	429	—	2,678
Spin related costs	—	901	—	901
Consulting projects	318	—	912	—
CFO Transition	31	—	2,872	—

Adjusted Operating Income	$11,510	$14,088	$23,905	$30,625

Reconciliation of Net Income to Adjusted Net Income

	(unaudited)
(in thousands, except share data)	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2016	2015	2016	2015
GAAP Net Income	$3,842	$12,962	$7,937	$21,612

Adjusting items, net of tax:
Pension gain	—	(5,213)	—	(5,213)
Restructuring & severance	435	—	742	—
Asset Impairment	1,812	—	2,602	—
Estimated reserve for excess inventory	465	—	467	—
Strathmore transaction costs	—	278	—	1,733
Spin related costs	—	583	—	583
Consulting projects	206	—	593	—
CFO Transition	20	—	1,867	—
Discrete Tax Provisions	736	—	1,348	—

Adjusted Net Income	$7,516	$8,610	$15,556	$18,715

GAAP Diluted income per common share	$0.24	$0.83	$0.50	$1.38

Adjusting items, per diluted common share:
Pension gain	—	(0.34)	—	(0.34)
Restructuring & severance	0.03	—	0.05	—
Asset Impairment	0.12	—	0.16	—
Estimated reserve for excess inventory	0.03	—	0.03	—
Strathmore transaction costs	—	0.02	—	0.11
Spin related costs	—	0.04	—	0.04
Consulting projects	0.01	—	0.04	—
CFO Transition	—	—	0.12	—
Discrete Tax Provisions	0.05	—	0.09	—

Adjusted earnings per diluted common share	$0.48	$0.55	$0.99	$1.19

Weighted-average shares outstanding (in thousands)
Diluted	15,763	15,711	15,771	15,711

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income

	(unaudited)
(in thousands, except percentages)	For the Three Months Ended September 30, 2016					For the Three Months Ended September 30, 2015
	Industrial Products	Coatings, Sealants & Adhesives	Specialty Chemicals	Corporate and Other	Consolidated	Industrial Products	Coatings, Sealants & Adhesives	Specialty Chemicals	Corporate and Other	Consolidated
Revenue	$41,858	$23,006	$15,245	$22	$80,131	$36,186	$27,971	$19,771	$(184)	$83,744

Operating Income	$9,897	$(1,616)	$1,232	$(2,544)	$6,969	$11,668	$4,938	$4,961	$(789)	$20,778

Adjusting items:
Pension gain	—	—	—	—	—	(3,179)	(1,418)	(3,423)	—	(8,020)
Restructuring & severance	—	673	—	—	673	—	—	—	—	—
Asset Impairment	—	2,800	—	—	2,800	—	—	—	—	—
Estimated reserve for excess inventory	17	279	423	—	719	—	—	—	—	—
Strathmore transaction costs	—	—	—	—	—	—	429	—	—	429
Spin related costs	—	—	—	—	—	—	—	—	901	901
Consulting projects	23	24	14	257	318	—	—	—	—	—
CFO Transition	—	—	—	31	31	—	—	—	—	—

Adjusted Operating Income	$9,937	$2,160	$1,669	$(2,256)	$11,510	$8,489	$3,949	$1,538	$112	$14,088

% of revenue	23.7%	9.4%	10.9%		14.4%	23.5%	14.1%	7.8%		16.8%

	(unaudited)
(in thousands, except percentages)	For the Six Months Ended September 30, 2016					For the Six Months Ended September 30, 2015
	Industrial Products	Coatings, Sealants & Adhesives	Specialty Chemicals	Corporate and Other	Consolidated	Industrial Products	Coatings, Sealants & Adhesives	Specialty Chemicals	Corporate and Other	Consolidated
Revenue	$85,333	$46,371	$32,490	$44	$164,238	$76,162	$56,420	$39,934	$138	$172,654

Operating Income	$20,504	$97	$2,288	$(8,511)	$14,378	$21,358	$6,778	$7,691	$(761)	$35,066

Adjusting items:
Pension gain	—	—	—	—	—	(3,179)	(1,418)	(3,423)	—	(8,020)
Restructuring & severance	—	1,142	—	—	1,142	—	—	—	—	—
Asset Impairment	90	3,187	605	—	3,882	—	—	—	—	—
Estimated reserve for excess inventory	17	279	423	—	719	—	—	—	—	—
Strathmore transaction costs	—	—	—	—	—	—	2,678	—	—	2,678
Spin related costs	—	—	—	—	—	—	—	—	901	901
Consulting projects	84	145	82	601	912	—	—	—	—	—
CFO Transition	—	—	—	2,872	2,872	—	—	—	—	—

Adjusted Operating Income	$20,695	$4,850	$3,398	$(5,038)	$23,905	$18,179	$8,038	$4,268	$140	$30,625

% of revenue	24.3%	10.5%	10.5%		14.6%	23.9%	14.2%	10.7%		17.7%

We use adjusted earnings per share, adjusted net income and adjusted operating income, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, operating expense, operating income and net income, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-operating items.

Investor contact:

Michael Callahan, ICR

(203) 682-8311

Michael.Callahan@icrinc.com